Exhibit 4.6

Dated May 28th, 2006

SIMCERE PHARMACEUTICAL CO.,LTD

INVESTING IN

YANTAI MEDGENN CO.,LTD

SHARE TRANSFER AGREEMENT

Share Transfer Agreement

Concerning Yantai Medgenn Co.,Ltd

THIS AGREEMENT is dated May 28th, 2006 and is made in Yantai, Shandong Province, People’s Republic of China (“PRC”) BETWEEN:

Transferor:

1.	YANTAI RONGCHANG PHARMACEUTICAL CO.,LTD, a company with limited liability incorporated and existing under the laws of PRC whose registered office is at No.1 Rongchang Rd, Yantai Economic & Technologic Development Area, Shandong (“Rongchang”);

2.	BEIJING ZHONGKECHENG DEVELOPMENT CO.,LTD, a company with limited liability incorporated and existing under the laws of PRC whose registered office is at South Side, No.5, Chaoyang Bei Rd, Chaoyang District, Beijing(“Zhongkecheng”);

3.	YANTAI RUIKANG BIO-CHEMICAL PHARMACEUTICAL CO.,LTD, a company with limited liability incorporated and existing under laws of PRC whose registered office is at No.66, Shengli Rd, Zhifu District, Yantai, Shandong(“ Ruikang”);

Aforesaid three (3) parties are collectively called Transferor.

Transferee:

SIMCERE PHARMACEUTICAL CO.,LTD, a company with limited liability incorporated and existing under laws of PRC whose registered office is at No.3, Jinlian Rd, Jinpan Industrial Area, Haikou, Hainan.

WHEREAS

1.

YANTAI MEDGENN CO.,LTD (“YANTAI MEDGENN”) is a stock company jointly funded by the Transferor and other shareholders. YANTAI MEDGENN is incorporated in accordance with relevant laws and has already gotten the Business License of Corporation of PRC ( Register Number: Qi Gu Lu Zong Fu Zi 003933-11). YANTAI

MEDGENN’s registered office is at No.1 Rongchang Rd, Yantai Economic & Technologic Development Area, Shandong. YANTAI MEDGENN’s registered capital is RMB 30,128,100 divided into 30,128,150 shares. Rongchang owns 15,410,549 shares, Doctor Luo Yongzhang owns 10,599,083 shares, Doctor Zhou Bing owns 2,913,392 shares, ZHONGKECHENG owns 903,845 shares and RUIKANG owns 301,281 shares.

2.	The Transferor agrees to transfer their respective shares and any and all rights, interest and obligation under said shares (“Targeted Shares”) to the Transferee in accordance with this Agreement.

3.	The Transferee agrees to accept Targeted Shares from the Transferor in accordance with this Agreement.

NOW	THEREOF, parties hereto agree to deal with the share transfer between the Transferor and the Transferee as follows:

Article 1 Share Transfer

1.1 RONGCHANG agrees to transfer to the Transferee and the Transferee agrees to accept from RONGCHANG, 15,410,549 shares in the capital of YANTAI MEDGENN in accordance with terms and conditions of this Agreement.

1.2 ZHONGKECHENG agrees to transfer to the Transferee, and the Transferee agrees to accept from ZHONGKECHENG, 903,845 shares in the capital of YANTAI MEDGENN in accordance with terms and conditions of this Agreement.

1.3 RUIKANG agrees to transfer to the Transferee, and the Transferee agrees to accept from RUIKANG, 301,281 shares in the capital of YANTAI MEDGENN in accordance with terms and conditions of this Agreement.

1.4 Upon the completion of share transfers under above paragraph 1.1 through paragraph 1.3, the Transferee shall totally own 16,615,675 shares in the capital of YANTAI MEDGENN.

1.5 Parties hereto agree, upon completing the registration of change with competent industrial and commercial administration concerning share transfers under this Agreement,

Targeted Shares and any and all rights and interest thereunder shall be deemed to be owned by the Transferee. The Transferee shall enjoy any and all rights entitled by PRC laws to Targeted Shares which of course include rights to Hong Kong Medgeen Co.,Ltd, and undertake corresponding obligations, while the Transferor will no longer enjoy relevant rights and undertake relevant obligations unless otherwise provided herein.

Article 2. Transfer Consideration and Payment Mode

2.1 Parties here to agree:

2.1.1 Under the precondition that Targeted Shares and assets of YANTAI MEDGENN satisfy requirements provided herein, transfer price of Targeted Shares shall be RMB 8.15 per share, and the total transfer consideration shall be one hundred and thirty five million four hundred and seventeen thousand seven hundred and fifty one point two five RMB yuan (RMB135,417,751.25);

2.1.2 The consideration for Targeted Shares transferred by RONGCHANG shall be RMB125, 595, 974. 35;

2.1.3 The consideration for Targeted Shares transferred by ZHONGKECHENG shall be RMB 7,366,336.75;

2.1.4 The consideration for Targeted Shares transferred by RUIKANG shall be RMB 2,455,440.15.

2.1.5 Aforesaid transfer consideration shall be the total consideration that the Transferee shall pay to the Transferor for Targeted Shares.

2.2 Aforesaid transfer consideration shall be paid by the Transferee in installments in accordance with following time schedule:

2.2.1 Within three (3) working days after the signature of this Agreement, the Transferee shall pay 20% of the total consideration, equal to RMB27, 083, 550.25, to the Transferor. Said payment shall be remitted to the account designated by the Transferor;

2.2.2 Within two (2) weeks after the signature of this Agreement, the Transferee shall pay 40% of the total consideration, equal to RMB54, 167, 100.50, to the Transferor. Said payment shall be remitted to the account designated by the Transferor;

2.2.3 After the Transferee actually manage YANTAI MEDGENN and achieve three (3) consecutive production batches of qualified “Endostar” in accordance with specific technical documents and regulations, said products are confirmed after examination to satisfy output level and are submitted to competent authority for full examination, and the registration of change concerning share transfers with competent industrial and commercial administration is completed, the Transferee shall pay 35% of the total consideration, equal to RMB 47,396,212.94, within three (3) weeks. Said payments shall be remitted to the account designated by the Transferor;

2.2.4 Within one (1) week after the trial quality standards for “Endostar” become the official quality standards with competent authorities’ approval supported by necessary documents filed by YANTAI MEDGENN under the management of the Transferee within required time period, the Transferee shall pay the rest 5% of the total consideration, equal to RMB 6,770,887.56. Said payments shall be remitted to the account designated by the Transferor;

Article 3. Completion Date

3.1 Completion of the transfer of Targeted Shares under this Agreement shall take place on the date when all of the following events happen, and said date shall be the Completion Date:

(1)	This Agreement is legally and effectively signed by the Transferor and the Transferee;

(2)	The shareholder’s meeting of YANTAI MEDGENN pass a resolution to approve the share transfer under this Agreement, approve the Transferee to become a shareholder of YANTAI MEDGENN and to hold Targeted Shares, and approve the registration of change concerning share transfers with competent industrial and commercial administration;

(3)	Share transfers obtain relevant approval from competent authorities;

(4)	Memorandum and articles of association of YANTAI MEDGENN is legally and properly amended so as to reflect the share transfer contemplated herein, and the Transferee is entered in the amended memorandum and articles of association as the shareholder who owns 16,615,675 shares in YANTAI MEDGENN;

(5)	YANTAI MEDGENN files an application for the registration of change with competent industrial and commercial administration, and the Transferee is entered in the registration documents of YANTAI MEDGENN as the shareholder who owns 16,615,675 shares in YANTAI MEDGENN;

3.2 Notwithstanding forgoing provisions under paragraph 3.1, Parties hereto agree:

(1)	after the first installment of payment is made, the Transferee is entitled to dispatch officers to enter YANTAI MEDGENN to carry out relevant managements;

(2)	after the second installment of payment is made, the Transferor, as controlling shareholders of YANTAI MEDGENN, shall hand its actual controlling power to the Transferee; parties hereto shall actively cooperate with YANTAI MEDGENN to finish the registration of change concerning share transfers with industrial and commercial administration as soon as possible; if necessary, the Transferee may engage an independent accounting firm recognized by the Transferor to carry out an audit to YANTAI MEDGENN’s financial conditions;

(3)	after the Transferee actually manage YANTAI MEDGENN, the Transferor shall direct the Transferee to achieve three (3) consecutive production batches of qualified “Endostar” in accordance with specific technical documents and regulations, and said products shall be confirmed to satisfy relevant standards by competent authority after examination.

Article 4. Intangibles

Under the precondition that the patent situation concerning “Endostar” of YANTAI MEDGENN disclosed by the Transferor to the Transferee is true, YANTAI MEDGENN and the Transferee shall undertake all risks and liabilities arising from disputes related to patents of “Endostar” after the share transfer, while the Transferor will not undertake any liabilities.

Article 5. Relationship with RONGCHANG

5.1 After the controlling power and management right to YANTAI MEDGENN is handed to the Transferee, RONGCHANG shall be obligated to provide any and all supporting facilities necessary for the normal management of YANTAI MEDGENN. RONGCHANG is entitled to charge YANTAI MEDGENN for costs and expenses arising from the provision of supporting facilities. YANTAI MEDGENN and RONGCHANG shall enter into a special agreement for this issue.

5.2 After YANTAI MEDGENN moves into its new factory area, YANTAI MEDGENN may transfer its land, houses and other real estates existing in RONGCHANG’s factory area to RONGCHANG at a price reasonable at the transfer time, and RONGCHANG shall accept said transfer.

Article 6. Confidential

6.1 The Transferor and the Transferee covenant and ensure to impose restriction over their respective personnel, including their respective personnel dispatched to YANTAI MEDGENN and those personnel involved in the negotiation of this Agreement not to disclose, before or after the signature of this Agreement, to a third party any and all confidential information about YANTAI MEDGENN they know as the shareholder of YANTAI MEDGENN or during the negotiation of this Agreement, except that said confidential information is disclosed with the other party’s prior written authorization or based on the mandatory requirements of laws, administrative orders of PRC government, or judgment or ruling of competent judicial authorities. Under such exception, the discloser shall disclose relevant information only to aforesaid approved or required extent, and submit the information to be disclosed to the other party for review before the disclosure.

6.2 Whether this Agreement is terminated or not, provisions under this Article 6 shall bind the Transferor forever. As for the Transferee, said provisions shall survive until the Transferee’s termination right herein is excluded and terminated.

Article 7. Effectiveness and Termination

7.1 This Agreement shall go into effect as from the date of signature.

7.2 The Transferee is entitled to unilaterally terminate this Agreement if any one or more of the following events occurs:

(1)	YANTAI MEDGENN does not own relevant technologies which was thought to have already been contributed after evaluation to YANTAI MEDGENN;

(2)	YANTAI MEDGENN’s existing patents and know-how can not support the industrial production of “Endostar”; or the first three (3) consecutive production batches of products do not satisfy output level or are determined by competent authority after full examination not satisfying quality standards;

(3)	Because of any problem existing in the application procedure or relevant application contents concerning “Endostar” made by YANTAI MEDGENN before the signature of this Agreement, the production and sale of “Endostar” is prohibited by relevant government authority.

7.3 In case any event under paragraph 7.2 occurs, this Agreement shall be terminated as soon as the Transferee delivers a written notice thereof to the Transferor.

7.4 In case this Agreement is terminated in accordance with paragraph 7.2 and paragraph 7.3, within one (1) week after receiving the termination notice, the Transferor shall refund to the Transferee all consideration it has received together with interests at corresponding bank’s lending rate from the date the Transferee paid the consideration until the date the Transferor refund all consideration it has received. The Transferee shall return Targeted Shares to the Transferor and provide assistance in relevant registration of change.

7.5 Parties hereto agree in consensus that the Transferor is entitled to unilaterally terminate this Agreement if the Transferee does not pay the transfer consideration in accordance with relevant time schedule. Under such condition, this Agreement shall be terminated as soon as the Transferor delivers a written notice thereof to the Transferee.

7.6 In case this Agreement is terminated in accordance with paragraph 7.5, the Transferee shall pay a default fine equal to 1% of the total transfer consideration to the Transferor and the said default fine may be directly deducted from the transfer consideration refunded by the Transferor.

Article 8. Cost

Any and all taxes, costs and expenses arising from the execution and performance of this Agreement shall be borne and paid in accordance with relevant laws and regulations.

Article 9. Transferor and Transferee

9.1 Three (3) companies as the Transferor shall undertake joint and several liabilities to each other for any and all obligations under this Agreement. Any one company may act for and on behalf of the other two (2) companies.

9.2 To facilitate the share transfer, the Transferee shall be entitled to appoint its affiliates to accept any or all transferred shares. The actual transferee shall duly enjoy relevant rights and undertake relevant obligations under this Agreement. The Transferor shall assist the Transferee to handle relevant formalities.

Article 10. Employee Settlement

10.1 The Transferor and the Transferee agree in consensus that any and all employees’

interest shall be respected and safeguarded when carry out share transfer. Moreover, parties hereto agree that the stabilization of employee team shall be a compound part of the intrinsic value of YANTAI MEDGENN. Therefore, the employee team shall be kept stable after this Agreement is performed.

10.2 After actually getting the controlling powers and management rights of YANTAI MEDGENN, the Transferee shall safeguard employees’ interest strictly in accordance with labor laws and regulations, and shall not unreasonably dismiss any employee who is within the labor contract period.

10.3 The Transferor shall also play an active and positive role in stabilize the employee team of YANTAI MEDGENN. The Transferor or its affiliates shall not engage any employee of YANTAI MEDGENN without the Transferee’s prior consent. Parties hereto shall negotiate on the work handover and the change of employment of those employees who are dispatched by the Transferor to YANTAI MEDGENN.

Article 11. Default Responsibilities

11.1 Any of the following conditions of either party hereto shall constitute a breach to this Agreement:

(1)	failure to perform any obligations provided under this Agreement;

(2)	failure to comply with representations and warranties made to the other party in Schedule I and Schedule II;

(3)	representations and warranties made in this Agreement containing untrue or misleading contents(no matter in goodwill or mala fide).

11.2 Unless otherwise provided, in case of a breach, the observing party shall be entitled to demand the default party to correct relevant defaults within thirty (30) days; if the default party does not make correction within required time period and make the realization of the purpose of this Agreement impossible, the observing party shall be entitled to terminate this Agreement.

11.3 Parties hereto covenant to each other that, whether this Agreement is terminated or not, the default party shall, upon the request of the observing party, compensate the observing party as follows, which shall not impair the observing party’s right to claim damages to the default party for its default:

(1)	some money equal to the amount that could make the observing party recover to the situation it should have being if the default party had not defaulted;

(2)	observing party’s losses arising directly or indirectly from the default party’s default (including reasonable legal costs, arbitration costs and attorney fees paid by the observing party).

11.4 Members of the Transferor shall undertake joint and several liabilities to each other for any and all default responsibilities under this Agreement.

11.5 Either party’s failure to exercise or delay in exercising its right provided by this Agreement does not constitute a waiver of such right, and the partial exercise of such right shall not prevent full exercise of such right.

Article 12. Force Majeure

12.1 In case either party’s nonperformance or delay in performance of obligation provided in this Agreement is caused by the force majeure, such party shall be exempted from any and all default responsibilities. The force majerure as used herein means those events that are not attributable to either party of this Agreement, unpredictable at the time signing this Agreement, and their occurrences are unavoidable and relevant subsequences are insurmountable.

12.2 Once force majeure occurs, the influenced party shall, if possible, notify the force majeure to the other party in time within five (5) working days. In case the influenced party fails to perform such notification obligation and its nonperformance therefore cause losses to the other party, the influenced party shall compensate the other party for losses arising therefrom. Upon the force majerue disappears, the party who is once influenced by the force majeure and fails to perform this Agreement shall use its best efforts to resume its performance of obligations provided herein.

Article 13. Governing Law

The conclusion, validity, interpretation and performance of this Agreement and the settlement of disputes arising thereof shall be governed by laws of PRC.

Article 14. Witness

Parties hereto agree in consensus that the Administrative Committee of Yantai Economic & Technologic Development Area shall be the witness of this Agreement, and shall supervise and coordinate the effective implementation of this Agreement.

The Administrative Committee of Yantai Economic & Technologic Development Area covenants that government’s preferential policies, supports and assistances provided to YANTAI MEDGENN as an incentive to encourage YANTAI MEDGENN to be an innovative enterprise will remain unchanged, and the government will continue support YANTAI MEDGENN in research and development, manufacturing, management and operation in future.

Article 15. Dispute Resolution Forum

15.1 If there is any dispute arising from, related to or in connection with this Agreement, parties hereto shall first attempt to resolve such dispute through friendly consultations. In case such dispute cannot be resolved through consultation, either party shall be entitled to submit such dispute to China International Economic and Trade Arbitration Commission for arbitration. The arbitration shall be carried out in accordance with such commission’s arbitration rules then in effect, and the award shall be final and binding over parties hereto.

15.2 During the arbitration, except for those disputed issues submitted for arbitration, parties hereto shall go on performing remained obligations herein.

Article 16. Miscellenous

16.1 The schedules form part of this Agreement and shall have same effect as provisions of this Agreement.

16.2 Any amendment to this Agreement may be made only by a written instrument signed by parties hereto. The amended or supplemented provisions shall form part of this Agreement.

16.3 This Agreement shall inure for the benefit of and be binding upon parties hereto and their respective successors and assigns.

16.4 In case any provision of this Agreement is determined to be invalid by the arbitral tribunal, the validity of the remained provisions shall not in any way be affected or impaired thereby.

16.5 This Agreement constitutes the entire agreement concerning the transfer of shares in YANTAI MEDGENN and relevant issues, and shall supersede any and all previous draft agreements, intention, agreements, promises, statements and arrangements, whether written or oral, between parties hereto.

16.6 All notices hereunder shall be in writing and in Chinese, and shall be sent by registered post or facsimile transmission or other electronic communication. Notices shall be deemed to have been duly given only if sent to parties hereto at their respective registered office. If such notices are delivered by registered post, such notices shall be deemed given on the date indicated in the return receipt. If such notices are delivered by facsimile transmission, such notices shall be deemed given on the date indicated in the transmittal confirmation.

16.7 This Agreement shall be executed in eight (8) counterparts, and each party hereto shall keep one (1) counterpart and the Witness shall keep one (1) counterpart. The rest three (3) counterparts shall be used to file relevant applications to competent examining and approving authorities.

16.8 IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement at the place and as of the date first above written.

(Signature Page)

Transferor:

YANTAI RONGCHANG PHARMACEUTICAL CO., LTD

Legal / Duly Authorized Representative:

BEIJING ZHONGKECHENG DEVELOPMENT CO., LTD

Legal / Duly Authorized Representative:

YANTAI RUIKANG BIO-CHEMICAL PHARMACEUTICAL CO., LTD

Legal / Duly Authorized Representative:

Transferee:

SIMCERE PHARMACEUTICAL CO., LTD

Legal / Duly Authorized Representative:

Witness:

ADMINISTRATIVE COMMITTEE OF YANTAI ECONOMIC & TECHNOLOGIC DEVELOPMENT AREA

Legal / Duly Authorized Representative:

Schedule I: Transferee’s Representations and Warranties

The Transferee hereby makes following representations and warranties to the Transferor:

1. The Transferee is a company with limited liability incorporated and existing under the laws of PRC, and has any and all rights, authorities and capabilities necessary for the undertaking and performance of all obligations and liabilities hereunder. This Agreement, when executed, shall be legally and effectively binding over the Transferee.

2. The signature and performance of this Agreement and relevant documents did not in the past, does not now or will not in future cause the Transferee to:

(1) violate its articles of association;

(2) violate any agreements binding the Transferee;

(3) violate any order, judgment or adjunction binding the Transferee, which is made by competent government authorities, courts and arbitral tribunal; or

(4) need a third party’s consent.

3. The Transferee shall perform its obligation concerning the payment of the transfer consideration in accordance with relevant provisions hereunder, and shall assure the legality of the fund resources.

Schedule II: Transferor’s Representations and Warranties

The Transferor hereby makes following representations and warranties to the Transferee:

I. General

1. The Transferor guarantees that any and all information given to the Transferee during the Due Diligence is true and accurate, objectively and fairly reflects financial conditions, business and managements of YANTAI MEDGENN as of the date of this Agreement, and there is no material omission, disguise or misleading representations or statements that might affect its trueness and accuracy.

2. YANTAI MEDGENN is a stock company incorporated and existing under PRC laws, all its investments has already been fully contributed and whose capital will remain in full, and all its assets and business are legally and effectively owned, used and operated.

3. In respect of shares in YANTAI MEDGENN, no third party is granted purchase option, swap rights, pre-emptive rights and other rights. There is no share incentives or share option arrangements involving any director or employee in YANTAI MEDGENN.

4. Shareholders’ Agreement and Articles of Association, as amended, of YANTAI MEDGENN has already listed all rights and restriction concerning its shareholders. YANTAI MEDGENN’s shareholders have already performed their respective obligations under Shareholders’ Agreement and Articles of Association. Entire copy of such Shareholders’ Agreement and Articles of Association has already been delivered to the Transferee.

5. Except for those disclosed matters, the Transferor is not aware that there are any existing or threatening disputes or claims concerning Shareholders’ Agreement and Articles of Association, as amended, of YANTAI MEDGENN or any issues which may incur such disputes or claims.

6. All of companies under the Transfer are companies with limited liability incorporated and existing under the laws of PRC, and has any and all rights, authorities and capabilities necessary for the undertaking and performance of all obligations and liabilities hereunder. This Agreement, when executed, shall be legally and effectively binding over the Transferor.

7. The signature and performance of this Agreement and relevant documents did not in the past, does not now or will not in future cause the Transferor to:

(1) violate their respective articles of association;

(2) violate any agreements binding the Transferor;

(3) violate any order, judgment or adjunction binding the Transferor, which is made by competent government authorities, courts and arbitral tribunal; or

(4) need a third party’s consent (except for those that have already been disclosed).

8. Companies under the Transferor have legal and full ownership to their respective shares in YANTAI MEDGENN, all of which are free from any charge, pledge or other encumbrances. Said companies have full legal capacities and rights to perform any and all obligations under this Agreement and do not suffer any restrictions from a third party other than mandatory restriction. Any and all consents, permissions, approvals, registrations, exemptions and notification were gotten before the date of this Agreement.

9. The signature and subsequent performance of this Agreement will not cause any material adverse effects to YANTAI MEDGENN’s material assets and activities concerning manufacturing, operation, sale, or cause YANTAI MEDGENN to lose any approval, rights, preferential treatments and important clients or suppliers that it had before the date of this Agreement.

II. Assets

YANTAI MEDGENN’s assets, including real estates, are legally owned and in good condition. Except otherwise disclosed to the Transferee in the assets list, such assets are free of influence of any lien (except for those outstanding debts arising from current assets sold in accordance with commercial price and terms or woks undertaken in ordinary business operation), mortgage, pledge, lease, license or other encumbrance or any third party’s rights, conditions, rules or other restrictions, which will or may cause material adverse effects to the value of such assets or YANTAI MEDGENN’s abilities to use, transfer or sell such assets.

III. Financial Issues

YANTAI MEDGENN’s financial statements provided by the Transferor to the Transferee objectively reflect YANTAI MEDGENN’s assets, liabilities and operation results as of April 30th, 2006, and do not contain any material mistake or discrepancy.

IV. Operating Business

1. Unless otherwise provided herein, YANTAI MEDGENN has already gotten any and all powers, authorizations, permissions and consents necessary for its business operation, and there are no matters that violate or may violate such powers, authorizations, permissions and consents, or cause such powers, authorizations, permissions and consents or any license to be revoked or withdrawn, which may cause material adverse effects to YANTAI MEDGENN.

2. Unless otherwise provided herein, all of YANTAI MEDGENN’s activities concerning manufacturing, operation and sale comply with provisions of PRC laws and its Articles of Association, and will not cause any harm to a third party’s rights. YANTAI MEDGENN did not sign any agreement which might restrict its business operation.

3. Unless otherwise disclosed to the Transferee, the Transferor, its affiliated companies, its employees dispatched to YANTAI MEDGENN did not and will not own, by any means, any direct or indirect rights or interests in any business which compete or may compete with YANTAI MEDGENN’s main business, and there is no related-party transaction between the Transferor, its affiliated companies, the Transferor’s employees that are not disclosed to the Transferee yet.

V. Taxation

Before the effective date of this Agreement, YANTAI MEDGENN has already and will continue to pay to taxation authority or other competent authority in P.R.C or elsewhere the taxation due or payable arising from or in respect of its business, assets and liabilities.

VI. Disputes, Debt, Litigations, Arbitrations

1. Unless otherwise provided herein, all agreements in which YANTAI MEDGENN is a party are necessary for its normal business. Unless otherwise disclosed to the Transferee, to the knowledge of YANTAI MEDGENN, YANTAI MEDGENN is not aware of any existing claims or any matters which might cause material potential claims, or cause material harm to YANTAI MEDGENN or its shareholders’ interests.

2. Unless otherwise disclosed, YANTAI MEDGENN has no other debt, potential debt, contingent debt.

3. YANTAI MEDGENN’s operation complies with relevant laws and local regulations in all material respects, there is no administrative order, adjudication or award which may cause materially adverse effects to YANTAI MEDGENN’s assets or business, and there is no pending material litigation or arbitration.

4. There is no seizure, attachment, enforcement or other procedures, for example insolvency and liquidation, involving YANTAI MEDGENN’s assets.

VII. Insurance

YANTAI MEDGENN maintains insurance policies covering its operating assets with proper cautiousness, and has already implemented social insurance for its employees in accordance with requirements of relevant laws and regulations.

VIII. Intellectual Property

1. The representations concerning Endostar’s patent rights made by the Transferor to the Transferee are true (The Transferor shall list all conditions concerning Endostar’s patent rights in the list of intangibles attached to this Agreement).

2. All know-how, copyrights, trademarks and other similar intellectual property rights (the patent rights shall be subject to special articles provided herein), which are or may be important to YANTAI MEDGENN’s operation, are legally or actually owned by or exclusively licensed to YANTAI MEDGENN. In addition, such rights shall be free of any restriction from a third party.

3. YANTAI MEDGENN’s proprietary confidential core technology, Protein Renaturation Technology, shall be kept in writing. Such technology could be fully grasped, by reading said written record, by a person with due authorization other than the key technician who now grasps such technology so as to satisfy YANTAI MEDGENN’s manufacturing.

4. To sell Endostar overseas, YANTAI MEDGENN’s has already carried out overseas cooperation and correspondingly granted some authorization concerning Endostar’s overseas registration and overseas sale. Such cooperation and authorization shall not affect YANTAI MEDGENN’s ownership to Endostar and relevant patents and know-how.

IX. Interval

1. During the period from the signing date of this Agreement to the completion date of the registration of change with competent industrial and commercial administration (“Interval”), YANTAI MEDGENN shall:

(1) operate legally and normally and abide by all agreement it signed as before;

(2) maintain the legal existence of YANTAI MEDGENN and pay taxation in accordance with relevant laws; and

(3) keep all documents correct and full.

2. During the Interval, unless getting the Transferee’s prior written consent, the Transferor and YANTAI MEDGENN shall not do any things which are subject to the approved of the board of directors.

3. During the Interval, if any matter occurs, which will cause material change or effects to the representations and warranties made by the Transferor, the Transferor shall promptly disclose such matter to the Transferee in writing.

Schedule III: Some Opinions Regarding Relevant Matters Between YANTAI MEDGENN and Rongchang

After acquiring controlling shares in YANTAI MEDGENN and actually managing YANTAI MEDGENN, the Transferee shall cause the board of directors make resolutions so as to deal with relevant matters between YANTAI MEDGENN and Rongchang as below:

I. There are two sets of TR-86 liquid oral drug filling equipments among YANTAI MEDGENN’s fixed assets. YANTAI MEDGENN’s recent production does not need such equipments. Parties hereto hereby agree that Rongchang purchase such equipments with a consideration of RMB two (2) million. Rongchang shall pay said consideration to YANTAI MEDGENN within one (1) week after YANTAI MEDGENN confirms this issue.

II. YANTAI MEDGENN now own facilities and relevant land-use right within Rongchang’s factory area. YANTAI MEDGENN may sell said facilities and relevant land-use right at the price of RMB 3 million to Rongchang within three (3) years as from the signing date of this Agreement, and Rongchang shall accept. If exceeding said three (3) years, YANTAI MEDGENN and Rongchang shall otherwise consult with each other.

RMB 1.5 million shall be paid within one week as from the date the purchase and sale agreement is signed, while the other RMB 1.5 million shall be paid within one week as from the date relevant transfer formalities are finished.